Exhibit (a) (1) (vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 22, 2007 and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares Common Stock

of

MapInfo Corporation

at

$20.25 Net Per Share

by

Magellan Acquisition Corp.

a wholly-owned subsidiary of

Pitney Bowes Inc.

Magellan Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Pitney BowesInc., a Delaware corporation (“Pitney Bowes”), is offering to purchase all of the outstanding shares of common stock, $0.002 par value per share (the “Shares”), of MapInfo Corporation, a Delaware corporation (the “Company”), at $20.25 per Share in cash, without interest, less any applicable withholding and transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 22, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 18, 2007, UNLESS THE OFFER IS EXTENDED AS DESCRIBED IN THE OFFER TO PURCHASE.

This Offer is being made pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated March 14, 2007 among Pitney Bowes, the Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, the Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Pitney Bowes. In the Merger, each issued and outstanding share (other than the Shares held by a holder who has not voted in favor of adoption of the Merger Agreement or the Merger and who has demanded appraisal for such Shares in accordance with the Delaware General Corporation Law and any Shares held by the Company, the Purchaser, Pitney Bowes and any of its subsidiaries) will be converted into the right to receive the Offer price, without interest. The Merger Agreement is more fully described in the Section 14 of the Offer to Purchase.

The Board of Directors of the Company has unanimously, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to be fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommended that the Company’s stockholders tender their Shares in the Offer and, if required by applicable law, adopt the Merger Agreement.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn before the expiration of the Offer the number of Shares which, together with the Shares then owned by Pitney Bowes and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis and (ii) any waiting periods, approvals or clearances under applicable antitrust laws, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, having expired, been terminated or been obtained. The Offer is also subject to other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

If by 12:00 midnight, New York City time, on Wednesday, April 18, 2007, (or any later time to which the Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the “Expiration Date”)) any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, the Purchaser will, at the request of the Company, extend the Expiration Date for one or more periods (not in excess of ten business days each), until all of the conditions are satisfied or waived, provided that the Offer will not be extended beyond September 14, 2007. The Purchaser will also extend the offer for any period required by any applicable law, including any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof. Any extension of the Offer will be followed by a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but less than 90% of the Shares have been validly tendered and not properly withdrawn, the Purchaser may, subject to certain conditions, include a subsequent offering period to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to Mellon Investor Services LLC (the “Depositary”), the depositary for the Offer, of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after a timely receipt by the Depositary of (i) certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. Under no circumstances will the Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 21, 2007 unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) with signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the Letter of Transmittal and other related materials contain important information. Stockholders should carefully read these materials in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchasers’ expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

Stockholders Call Toll Free: (800) 356-1784

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

(212) 622-6821 (Call Collect)

(800) 965-1192 (Call Toll-Free)

March 22, 2007